COORDINATION AGREEMENT

BY AND AMONG CERTAIN MEMBERSHIP UNIT HOLDERS OF

LVB ACQUISITION HOLDING, LLC.

DATED AS OF June 24, 2015

This COORDINATION AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of June 24, 2015, is made by and among Blackstone, Goldman Sachs, KKR and TPG (each as defined below and each a “Sponsor” and collectively, the “Sponsors”).

RECITALS

WHEREAS, on September 27, 2007, the Sponsors and certain other parties entered into the Third Amended and Restated Limited Liability Company Operating Agreement of LVB Acquisition Holding, LLC, as amended by Amendment No. 1 to the Third Amended and Restated Limited Liability Company Operating Agreement, dated as of the date hereof (as it may be further amended, the “LLC Agreement”);

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 24, 2014, by and among Zimmer Holdings, Inc., a Delaware Corporation (“Zimmer”), Owl Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Zimmer, and LVB Acquisition, Inc., a Delaware corporation, Owl Merger Sub, Inc. will merge with and into LVB Acquisition, Inc. (the “Merger”);

WHEREAS, Zimmer, LVB Acquisition Holding, LLC (the “Company”), the Sponsors and the other signatories thereto entered into a Stockholders Agreement, dated as of April 24, 2014, as amended by Amendment No. 1 to the Stockholders Agreement, dated as of March 30, 2015 (as it may be further amended, the “Stockholders Agreement”), which sets forth certain agreements regarding governance, transfer restrictions, standstill provisions, registration rights and certain other matters following the effective time of the Merger (the “Effective Time”);

WHEREAS, the Sponsors desire to memorialize agreements regarding certain matters, including the coordination of certain sales of shares of Common Stock (as defined below) received by the Company pursuant to the Merger and the selection of Principal Stockholder Designee(s) (as defined below); and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

EFFECTIVENESS

Section 1.1            Effectiveness. This Agreement shall become effective upon the Effective Time.

ARTICLE 2

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DEFINITIONS

Section 2.1            Definitions. As used in this Agreement, the following terms shall have the following meanings:

“144 Notice” shall have the meaning set forth in Section 4.2.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the none of (i) the Company or any of its subsidiaries; (ii) Zimmer or any of its subsidiaries; or (iii) any Non-Private Equity Business shall be deemed to be Affiliates of any Sponsor. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Bank Members” means Banc of America Capital Investors V, L.P., Bear Growth Capital Partners, LP and WCP Fund II, L.P.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by law to be closed in the City of New York.

“Blackstone” means, collectively, Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P., Blackstone Family Investment Partnership V L.P., Blackstone Family Investment Partnership V-SMD L.P., Blackstone Participation Partnership V L.P., BCP V Co-Investors L.P. and their respective Affiliates (and each Permitted Transferee to whom any such entity Transfers Common Stock, so long as such Person holds Common Stock) and except as provided herein, shall act through Blackstone Capital Partners V L.P.

“Block Trade” means any bought deal or block sale to a financial institution conducted as a Registered Transfer.

“Common Stock” means the shares of common stock, par value $0.01 per share, of Zimmer acquired by the Company as merger consideration at the Effective Time and any shares of capital stock of Zimmer issued or issuable with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

“Company” shall have the meaning set forth in the recitals.

“Company Distribution” means the distribution of Common Stock by the Company to the Members, which distribution shall be pro rata in accordance with their respective Membership

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Units unless otherwise unanimously consented to in writing by the Sponsors (and subject to compliance with the LLC Agreement).

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by the specified Person.

“Covered Sale” shall have the meaning set forth in Section 4.6.

“Demand Registration” shall have the meaning set forth in the Stockholders Agreement.

“Effective Time” shall have the meaning set forth in the recitals.

“Goldman Sachs” means, collectively, GS Capital Partners VI Fund, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., Goldman Sachs BMET Investors, L.P., Goldman Sachs BMET Investors Offshore Holdings, L.P., GS LVB Co-Invest, L.P., PEP Bass Holdings LLC, Private Equity Partners, 2004 Direct Investment Fund LP, Private Equity Partners, 2005-Direct LP, Private Equity Partners IX-Direct LP and their respective Affiliates (and each Permitted Transferee to whom any such entity Transfers Common Stock, so long as such Person holds Common Stock) and except as provided herein, shall act through GS Capital Partners VI Parallel, L.P.

“Investment Fund” means any investment fund, investment vehicle or other account that is, directly or indirectly, managed or advised by any Sponsor or any of their respective Controlled Affiliates.

“KKR” means KKR Biomet, LLC and its Affiliates (and each Permitted Transferee to whom any such entity Transfers Common Stock, so long as such Person holds Common Stock), and except as provided herein, shall act through KKR Biomet, LLC.

“LLC Agreement” shall have the meaning set forth in the recitals.

“Majority of the Common Stock” means a majority of the outstanding shares of Common Stock then beneficially owned by the Sponsors.

“Member” shall have the meaning set forth in the LLC Agreement.

“Member of the Immediate Family ” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Membership Units” shall have the meaning set forth in the LLC Agreement.

“Merger” shall have the meaning set forth in the recitals.

“Non-Private Equity Business” means any business or investment of a Sponsor and its Affiliates distinct from the private equity business of such Sponsor and its Affiliates; provided, that

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such business or investment shall not be deemed to be distinct from such private equity business if at any time such Sponsor or any of its Affiliates instructs any such business or investment to take any action that would violate any provision of this Agreement or the Stockholders Agreement that would be applicable to such business or investment were it to be deemed to be a Sponsor hereunder or a “Principal Stockholder Investor” under the Stockholder Agreement.

“Notified Sponsors” means, with respect to any Transfer, the Sponsors other than the Notifying Sponsor.

“Notifying Sponsor” means, with respect to any Transfer of Common Stock, the Sponsor proposing to make the Transfer.

“Participating Seller” shall have the meaning set forth in Section 4.6.

“Permitted Transferee” means a Permitted Transferee as defined in the Stockholders Agreement, but not including any Bank Member or any of its Permitted Transferees.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Principal Stockholder Designee(s)” shall have the meaning set forth in the Stockholders Agreement.

“Pro Rata Portion” is calculated with respect to a Sponsor:

(i) for purposes of Section 4.2 (with respect to a proposed Rule 144 Transfer and the related 144 Notice) by multiplying (1) the maximum aggregate number of shares of Common Stock held by the Sponsors that are then permitted to be Sold by the Sponsors as a group in accordance with Rule 144(e) by (2) one-quarter; provided, however, that, as to any particular Sponsor, such Sponsor’s Pro Rata Portion shall be reduced on a share-for-share basis by any Sale(s) of any Common Stock previously owned or held of record by such Sponsor if such Sale(s) is required to be aggregated with the then applicable Rule 144 Transfer by such Sponsor; and

(ii) for purposes of Section 4.6 (with respect to Covered Sales) by multiplying (1) the number of shares of Common Stock proposed to be Sold in the Covered Sale by the Prospective Selling Sponsor to the proposed transferee by (2) one-quarter.

“Prospective Selling Sponsor” shall have the meaning set forth in Section 4.6.

“Registered Transfer” shall mean any Sale conducted by means of an effective registration statement under the Securities Act.

“Registration Notice” shall have the meaning set forth in Section 4.3.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor rule).

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“Rule 144 Cutback” means the written agreement of any Sponsor that, for a period of three months from the applicable Time of First Sale, such Sponsor (i) will not elect to participate in a Rule 144 Transfer or (ii) will not Transfer more than a specified number of Shares pursuant to Rule 144, which number is less than such Sponsor’s Pro Rata Portion.

“Rule 144 Transfer” means any Sale conducted in accordance with Rule 144.

“Sale” shall mean a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Registration” means a shelf registration statement on Form S-3 filed pursuant to Section 4.3 of the Stockholders Agreement.

“Sponsor” shall have the meaning set forth in the Preamble; provided however, at no time shall Sponsors include the Bank Members or any Permitted Transferee of any Bank Member.

“Standstill Agreement” shall have the meaning set forth in Section 6.2.

“Stockholders Agreement” shall have the meaning set forth in the recitals.

“Tag Along Sellers” shall have the meaning set forth in Section 4.6.

“Time of First Sale” means, with respect to any 144 Transfer or Registered Transfer, the time when the Notifying Sponsor intends to commence Selling Common Stock as set forth in the 144 Notice or Registration Notice, as applicable.

“TPG” means, collectively, TPG Partners IV, L.P., TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., TPG LVB Co-Invest LLC, TPG LVB Co-Invest II LLC and their respective Affiliates (and each Permitted Transferee to whom any such entity Transfers Common Stock, so long as such Person holds Common Stock), and except as provided herein, shall act through TPG Partners V, L.P.

“Transfer” shall mean any sale, pledge, assignment, gift, encumbrance or other transfer or disposition of any shares of Common Stock to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Zimmer” shall have the meaning set forth in the recitals.

Section 2.2            Other Interpretive Provisions.

(a)                The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

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(b)               The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)                The term “including” is not limiting and means “including without limitation.”

(d)               The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)                Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE 3

COORDINATION OF SALES AND DISSOLUTION OF THE COMPANY

Section 3.1            Transfers of Common Stock by the Company.                Any Registered Transfer, Rule 144 Transfer or any other Transfer of the Common Stock by the Company (excluding, for the avoidance of doubt, a Company Distribution in accordance with Section 3.2 or Section 3.3 that does not require unanimous consent of the Sponsors) shall require unanimous consent of the Sponsors. The proceeds of any Transfer of Common Stock by the Company shall, unless otherwise agreed in writing by all the Sponsors, be distributed to the Members pro rata as soon as reasonably practicable following such Transfer.

Section 3.2            Company Distribution of Common Stock at Request of Sponsor.

(a)                Prior to the six month anniversary of the Effective Time, if the Sponsors determine by a vote of the majority of the Sponsors to distribute all or a portion of the Common Stock to the Members, the Sponsors shall take such steps as may be necessary or advisable to complete a Company Distribution of all or such portion of the Common Stock as soon as practicable.

(b)               If at any time after the six month anniversary of the Effective Time any Sponsor desires to cause the Company to distribute all or a portion of the Common Stock to the Members, the Sponsors shall take such steps as may be necessary or advisable to complete a Company Distribution of all or such portion of the Common Stock as soon as practicable.

(c)                Following any Company Distribution that results in all of the Common Stock having been distributed to the Members or otherwise Transferred, the Sponsors shall, as soon as reasonably practicable, take such steps as may be necessary or advisable to dissolve the Company and wind up its affairs as provided under Article X of the LLC Agreement.

Section 3.3            Dissolution of the Company.                If all of the Company Stock has not been distributed to the Members or otherwise Transferred prior to the first anniversary of the Effective Time, then thereafter any Sponsor may, on three (3) Business Days’ notice to the other Sponsors, request the dissolution of the Company and thereafter, the Sponsors shall take such steps as may be necessary or advisable to complete as soon as practicable a Company Distribution of all the

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Common Stock and to dissolve the Company and wind up its affairs as provided under Article X of the LLC Agreement.

ARTICLE 4

TRANSFER RESTRICTIONS

Section 4.1            Permitted Transfers. Until a Company Distribution, no Sponsor shall Transfer its direct or indirect beneficial ownership in any or all of its Membership Units or the Common Stock held by the Company (except as may be permitted through a Transfer of Membership Units in accordance with the LLC Agreement). From and after a Company Distribution, no Sponsor shall Transfer any or all of its directly owned Common Stock, except (i) in accordance with Article 4 of this Agreement or (ii) to a Permitted Transferee pursuant to Section 2.1(b)(i) or Section 2.1(b)(iv) of the Stockholders Agreement.

Section 4.2            Rule 144 Transfers.

(a)                Following a Company Distribution, the Sponsors shall at all times use reasonable efforts to coordinate any Rule 144 Transfers proposed to be, or actually, made by them.

(b)               Prior to making any Rule 144 Transfer, the Notifying Sponsor shall provide the other Sponsors (each a “Notified Sponsor”) with a written notice (a “144 Notice”) regarding such Notifying Sponsor’s intention to commence Selling Common Stock in reliance on Rule 144. Each 144 Notice shall specify (i) the number of shares of Common Stock proposed to be Sold by the Notifying Sponsor, (ii) the Time of First Sale, which shall be not less than four (4) Business Days following receipt by each Notified Sponsor of such 144 Notice, (iii) whether such a Sale will commence a new measurement period for purposes of the Rule 144 group volume limit or is part of such a continuing measurement period previously commenced by another 144 Notice, (iv) the volume limit for each Sponsor for that measurement period, determined as of its commencement, and (v) any other material terms and conditions of the Rule 144 Transfer. Each Notified Sponsor shall have a period of three (3) Business Days following the receipt of the 144 Notice within which to elect to participate in the Rule 144 Transfer and to specify the amount of Common Stock that it desires to Sell in such Rule 144 Transfer. Except as provided in Section 4.2(c), no Sponsor, including the Notifying Sponsor, shall be permitted to Sell more than its Pro Rata Portion in a 144 Transfer.

(c)                To the extent that one or more Notified Sponsors responds to a 144 Notice prior to the Time of First Sale agreeing to a Rule 144 Cutback, then the number of shares of Common Stock that may be Sold by the Sponsors that elect to participate in such Rule 144 Transfer shall be increased by the numbers of shares of Common Stock subject to such Rule 144 Cutback and such increase shall be allocated equally to the Notifying Sponsor and the other participating Notified Sponsors; provided that any securities thereby allocated to a participating Sponsor that exceed such Sponsor’s request shall be reallocated among the remaining participating Sponsors in like manner.

(d)               Any costs and expenses incurred by or on behalf of a Sponsor participating in a Rule 144 Transfer shall be borne by such Sponsor unless otherwise agreed by all Sponsors participating in such Rule 144 Transfer.

Section 4.3            Registered Transfers.

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(a)                Following any Company Distribution, the Sponsors shall at all times use reasonable efforts to coordinate any Registered Transfers of Common Stock owned directly by them proposed to be, or actually, made by them.

(b)               Prior to making any Registered Transfer, the Notifying Sponsor shall provide the Notified Sponsor with a written notice (a “Registration Notice”) regarding such Notifying Sponsor’s intention to commence Selling Common Stock by means of an effective registration statement under the Securities Act of 1933, as amended. Each Registration Notice shall specify (i) the number of shares of Common Stock proposed to be Sold by the Notifying Sponsor, (ii) the Time of First Sale, which shall be not less than four (4) Business Days following receipt by each Notified Sponsor of such Registration Notice, and (iii) any other material terms and conditions of the Registered Transfer, including the type of offering, whether a underwritten offering, a Block Trade, a brokered trade or otherwise. Each Notified Sponsor shall have a period of three (3) Business Days following the receipt of the Registration Notice within which to elect to participate in the Registered Transfer and to specify the amount of Common Stock that it desires to Sell in such Registered Transfer. A Notified Sponsor that elects to participate in the Registered Transfer that is a Block Trade may also specify a minimum number of shares that such Notified Sponsor desires to Sell in such Registered Transfer in the event such Registered Transfer is reduced pursuant to Section 4.3(d) below, it being understood that if such minimum number of shares is at any time greater than such Notified Sponsor’s pro rata allocation (as determined in paragraph 4.3(d) below), such Sponsor’s allocation shall be reduced to zero. In no event will any Sponsor exercise registration rights under Article IV of the Stockholders Agreement without first complying with this Section 4.3 and any resulting demand or exercise shall be made on the basis of all Sponsors electing to participate in such Registered Transfer and they shall together be deemed to be the Demand Stockholders with respect to such Sale as such term is used in the Stockholders Agreement.

(c)                If the managing underwriter or underwriters of a proposed underwritten Registered Transfer advises the Notifying Sponsor and any Notified Sponsor that elects to include shares in such Registered Transfer that in its or their opinion the number of securities requested to be included in such Registered Transfer exceeds the number that can be Sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered or otherwise limits the number of securities that can be included in such Registered Transfer for any reason, then the number of shares of Common Stock that may be sold by the Sponsors that elect to participate in such Registered Transfer shall be allocated equally among such Sponsors that have elected to participate in the Registered Transfer; provided that any securities thereby allocated to a participating Sponsor that exceed such Sponsor’s request shall be reallocated among the remaining participating Sponsors in like manner.

(d)               With respect to any Registered Transfer that is a Block Trade, a majority of the Sponsors participating in such Block Trade shall have discretion whether to (i) increase the size of the proposed Registered Transfer to include all shares requested to be included by the Notified Sponsors, (ii) increase the size of the proposed Registered Transfer to include a portion of the shares requested to be included by the Notified Sponsors, or (iii) to keep the number of shares of Common Stock proposed to be Sold in the Registration Notice. In each of clauses (ii) and (iii) case

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above, the number of shares to be included in such Registered Transfer by the Notifying Sponsor and any Notified Sponsors that elect to include shares in such Registered Transfer shall be allocated equally among such Sponsors that have elected to participate in the Registered Transfer; provided that any securities thereby allocated to a participating Sponsor that exceed such Sponsor’s request shall be reallocated among the remaining participating Sponsors in like manner.

(e)                In any Demand Registration or Underwritten Shelf Offering (each as defined in the Stockholders Agreement), the participating Sponsors in the Registered Transfer shall select the investment banks that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) by agreement of a Majority of the Common Stock of Sponsors participating therein such participating Sponsors and in accordance with the Stockholders Agreement.

(f)                In connection with any Registered Transfer to be conducted as a Demand Registration under the Stockholders Agreement, unless otherwise agreed in writing by all the Sponsors, no Sponsor may be a Notifying Sponsor with respect to a Demand Registration more than one (1) time in any single calendar year; provided, however, any Sponsor may transfer to another Sponsor (with the consent of such transferee Sponsor but without the consent of any other Sponsors) its right to be a Notifying Sponsor on a Demand Registration notwithstanding such transferee Sponsor’s prior use of a Demand Registration as Notifying Sponsor in such calendar year.

(g)               Any costs and expenses incurred by or on behalf of a Sponsor participating in a Registered Transfer shall be borne by such Sponsor unless otherwise agreed by all Sponsors participating in such Registered Transfer.

Section 4.4            Lock-up . In connection with any underwritten offering, each Sponsor, whether or not participating in the offering, agrees to enter into customary agreements restricting the public sale or distribution of equity securities of Zimmer (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable underwritten offering during the period commencing on the date of the “pricing” of such underwritten offering and continuing for not more than sixty (60) days after the date of the “final” prospectus (or “final” prospectus supplement if the underwritten offering is made pursuant to a Underwritten Shelf Offering), pursuant to which such underwritten offering shall be made, or such lesser period as is required by the lead managing underwriter(s). Any discretionary waiver or termination of the requirements under the foregoing provisions made by the applicable underwriter(s) shall apply equally to each Sponsor. Notwithstanding the foregoing, certain of each Sponsor’s Affiliates, Investment Funds and other platforms trade securities and syndicated bank debt and originate loans and nothing herein shall restrict the ability of such Affiliates, Investment Funds and other platforms (in each case, other than the parties to this agreement) to trade securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Section 4.4 to the contrary:

(a)                (i) this Section 4.4 and any lock-up agreement executed in accordance with this Section 4.4 shall not in any way limit the activities of Goldman, Sachs & Co., its Affiliates and its Investment Funds (other than the Goldman Sachs entities party to this Agreement), and (ii)

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Goldman, Sachs & Co., its Affiliates and Investment Funds (other than the Goldman Sachs entities party to this Agreement) may engage in, the public sale or distribution of equity securities of Zimmer; and

(b)               this Section 4.4 and any lock-up agreement executed in accordance with this Section 4.4 shall not in any way limit the activities of TPG Global, LLC, Kohlberg Kravis Roberts & Co., L.P., The Blackstone Group L.P. or any of their respective Affiliates and Investment Funds (other than the TPG entities party to this Agreement (the “TPG Entities”), the KKR entities party to this Agreement (the “KKR Entities”) and the Blackstone entities party to this Agreement (the “Blackstone Entities”), as applicable). None of the TPG Entities, the KKR Entities or the Blackstone Entities shall direct or instruct any of its respective Affiliates or Investment Funds to take any action if such TPG Entity, KKR Entity or Blackstone Entity, as applicable, would be prohibited from taking such action itself under any lock-up agreement executed in accordance with this Section 4.4.

Section 4.5            Clear Market. After receipt of any 144 Notice or any Registration Notice, the Sponsors shall not Sell any Common Stock (other than in accordance with such 144 Notice or Registration Notice, as applicable or pursuant to a preexisting agreement with respect to Transfers in accordance with Section 4.7) prior to the earlier of (i) the applicable 144 Transfer or Registered Transfer and (ii) five (5) Business Days after the Time of First Sale as specified in such Notice. If the applicable 144 Transfer or Registered Transfer has not been consummated by the fifth (5th) Business Day after the Time of First Sale as specified in the 144 Notice or Registration Notice, as applicable, the Notifying Sponsor shall be required to give new notice before proceeding with a 144 Transfer or Registered Transfer.

Section 4.6            Tag Along Rights. Following any Company Distribution, other than in a Transfer pursuant to Sections 4.1, 4.2, 4.3 or 4.4, in the event that any Sponsor (a “Prospective Selling Sponsor”) shall propose to Transfer any or all of its directly owned Common Stock prior to the third anniversary of the date of the Effective Time, such Prospective Selling Sponsor must provide each other Sponsor with a reasonable opportunity to participate in such transfer (a “Covered Sale”) on the same terms and conditions as the Prospective Selling Sponsor (each Sponsor that desires to participate in the proposed Covered Sale is referred to herein as a “Participating Seller” and, together with the Prospective Selling Sponsor, collectively, the “Tag Along Sellers”). The offer of each Participating Seller to participate in the proposed Covered Sale shall be irrevocable, and, to the extent such offer is accepted, such Participating Seller shall be bound and obligated to Sell in the proposed Covered Sale on the same terms and conditions as the Prospective Selling Sponsor, up to such number of shares of Common Stock as such Participating Seller shall have specified in such holder’s notice to the Prospective Selling Sponsor accepting such offer; provided, however, that if the principal terms of the proposed Covered Sale change with the result that the per share price shall be less than the per share price set forth in the Prospective Selling Sponsor’s notice to the Sponsors, or the other principal terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in such notice, the Prospective Selling Sponsor shall provide written notice thereof to each Participating Seller and each Participating Seller shall be permitted to withdraw the offer to participate in the proposed Covered Sale by written notice to the Prospective Selling Sponsor and upon such withdrawal shall be released from such holder’s obligations thereunder.

Section 4.6.1      Reduction of Common Stock Sold.

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The Prospective Selling Sponsor shall, to the extent possible, obtain the inclusion in the proposed Covered Sale of the entire number of shares of Common Stock that each of the Tag Along Sellers requested to have included in the Sale. In the event the Prospective Selling Sponsor is unable to obtain the inclusion of such entire number of shares of Common Stock in the proposed Covered Sale (including, if applicable, the relevant registration statement), the number of shares of Common Stock to be Sold in the proposed Covered Sale shall be allocated among the Tag Along Sellers in proportion, as nearly as practicable, as follows:

(a)	there shall be first allocated to each Tag Along Seller a number of shares of Common Stock equal to the lesser of (A) the number of shares of Common Stock offered (or proposed, in the case of the Prospective Selling Sponsor) to be included by such Tag Along Seller in the proposed Sale pursuant to this Section 4.6, and (B) a number of shares of Common Stock equal to such Tag Along Seller’s Pro Rata Portion; and
(b)	the balance, if any, not allocated pursuant to clause (a) above shall be allocated among the Tag Along Sellers that request to have additional shares of Common Stock included in the Covered Sale as nearly as practicable in accordance with each such Tag Along Seller’s Pro Rata Portion (it being understood that no Tag Along Seller will be obligated to Sell more shares of Common Stock than it offered to Sell in the proposed Covered Sale).

Section 4.6.2      Further Assurances. Each Participating Seller, solely in such holder’s capacity as a Participating Seller, and not in any other capacity, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate each Covered Sale pursuant to this Section 4.6 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Prospective Selling Sponsor and the prospective buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the prospective buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Sponsor to which such Prospective Selling Sponsor will also be party, including but not limited to agreements to (a)(i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its shares of Common Stock and the power, authority and legal right to Transfer such shares of Common Stock and the absence of any adverse claim with respect to such shares of Common Stock and (ii) be liable as to such representations, warranties, covenants and other agreements, in each case to the same extent (on a pro rata basis) as the Prospective Selling Sponsor, and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements described in clause (a)(i) above and any other representations, warranties, covenants and agreements, if applicable; provided, however, that the aggregate amount of liability described in this

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clause (b) or otherwise to which any such Participating Seller may be subject in connection with any Covered Sale shall not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the aggregate proceeds to all Participating Sellers and Prospective Selling Sponsor in connection with such Sale or (ii) the net proceeds to such Participating Seller in connection with such Sale.

Section 4.6.3      Sale Process. No holder of shares of Common Stock nor any Affiliate of any such holder shall have any liability to any other holder of shares of Common Stock arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Covered Sale except to the extent such holder shall have failed to comply with the provisions of this Section 4.6.

Section 4.6.4      Expenses. Any costs and expenses incurred by or on behalf of each Tag Along Seller in connection with any proposed Covered Sale (whether or not consummated) shall be borne by such Tag Along Seller.

Section 4.7            Distributions to Limited Partners or Members.

(a)                At any time that the Stockholders Agreement is effective with respect to a Sponsor and subject to the limitations set forth in the Stockholders Agreement, such Sponsor agrees that it shall not make any distribution of shares of Common Stock to the limited partners, members, co-investors, stockholders or other equity holders of one or more entities comprising such Sponsor, unless and until such time as it has coordinated such distribution to the satisfaction of the other Sponsors then subject to the Stockholders Agreement to the extent necessary to comply with Section 2.1(a)(iii) of the Stockholders Agreement; provided, however, that each such Sponsor shall discuss such distribution and coordination in good faith.

(b)               At any time that the Stockholders Agreement is not effective (or the provisions of Section 2.1(a)(iii) have been waived with respect to such a transaction) with respect to any Sponsor, each such Sponsor agrees that it shall not make any distribution of shares of Common Stock to the limited partners, members, co-investors, stockholders or other equity holders of one or more entities comprising such Sponsor without providing the other Sponsors with at least three (3) Business Days’ notice of its intent to distribute the Common Stock to its limited partners, members, co-investors, stockholders or other equity holders; provided, however that provision of such notice shall not limit such Sponsor’s ability to make such distributions (other than as provided in Section 4.5).

Section 4.8            Permitted Transferees. Other than in a Transfer pursuant to Section 4.6, any Permitted Transferee receiving shares of Common Stock from a Sponsor in a Transfer shall be subject to the terms and conditions of, and be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Sponsor that Transfers the shares of Common Stock to such Permitted Transferee. Subject to the foregoing, prior to the Transfer of any shares of Common Stock to any Permitted Transferee (other than pursuant to Section 4.6), each holder of shares of Common Stock effecting such Transfer shall (i) cause such Permitted Transferee to deliver to each of the Sponsors its written agreement, in form and substance reasonably satisfactory to the Sponsors, to be bound by the terms and conditions of this Agreement to the extent described in the

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preceding sentence and (ii) remain directly liable for the compliance by the Permitted Transferee with the terms and conditions of this Agreement.

ARTICLE 5

PRINCIPAL STOCKHOLDER DESIGNEES

Section 5.1            Principal Stockholder Designees. The Sponsors shall select any Principal Stockholder Designee(s) of the Company by majority vote of the Sponsors. The Sponsors shall select any Principal Stockholder Designee(s) whom the Sponsors (and not the Company) are entitled to select under the Stockholders Agreement by a vote of a Majority of the Common Stock, with each Sponsor voting that portion of the shares of Common Stock directly owned by such Sponsor.

ARTICLE 6

APPLICABILITY OF STOCKHOLDERS AGREEMENT

Section 6.1            Stockholders Agreement. Nothing in this Agreement shall relieve the Company or any Sponsor from compliance with the provisions of the Stockholders Agreement. Furthermore, nothing in this Agreement shall be interpreted to modify or limit the Company’s or any Sponsor’s obligations under the Stockholder Agreement.

Section 6.2            Purchases of Zimmer Common Stock. Notwithstanding the continuing effect of the Stockholders Agreement, in no event shall the Company or any Sponsor or its Affiliates purchase shares of Zimmer’s common stock at any time during the Standstill Period (as defined under the Stockholders Agreement as in effect on the date hereof).

ARTICLE 7

MISCELLANEOUS

Section 7.1            Voting. Wherever in this Agreement any action shall require a vote of (i) the Majority of the Common Stock, in such vote, each Sponsor shall vote, or cause to be voted, the portion of the shares of Common Stock then directly owned by such Sponsor and (ii) the majority of the Sponsors, each of Blackstone, Goldman Sachs, KRR and TPG shall be counted for such purpose as one voting entity with one vote and a majority shall require greater than fifty percent (50%) of the voting Sponsors.

Section 7.2            Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement by such party and the consummation of the transactions contemplated hereby by such party have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

Section 7.3

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Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to Blackstone, to:

Blackstone Capital Partners V L.P.
c/o The Blackstone Group
345 Park Avenue
New York, NY 10154
Attention: Chinh E. Chu and Timur Akazhanov
Facsimile: 212-583-5749
Email: chu@blackstone.com; Timur.Akazhanov@Blackstone.com

If to Goldman Sachs, to:

GS Capital Partners VI Fund, L.P.
Goldman, Sachs & Co.
New York, NY 10282
Attention: Adrian Jones and Andrew Rhee
Facsimile: 212-357-5505
Email: adrian.jones@gs.com; andrew.rhee@gs.com

if to KKR, to:

KKR Biomet, LLC
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention: Michael W. Michelson

if to TPG, to:

TPG Global, LLC
301 Commerce Street
Suite 3300
Fort Worth, Texas 76102
Attention: General Counsel
Facsimile: 415-743-1501

In each case with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Michael A. Gerstenzang
Facsimile: 212 225 3999
Email: mgerstenzang@cgsh.com

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Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Sponsor at the address specified in Section 13.03 of the LLC Agreement (or such other address as such Sponsor may specify by notice to the other parties in accordance with this Section 7.3),

Section 7.4            Remedies. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 7.5            Amendments. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by holders of at least two-thirds (2/3) of the outstanding shares of Common Stock owned or held of record, with each Sponsor voting that portion of the shares of Common Stock directly owned by such Sponsor or then allocable to such Sponsor based solely on their pro rata ownership in the Company, excluding any holder that has withdrawn from this Agreement; provided, however, that no modification or amendment that adversely and disproportionately affects any Sponsor shall be effective as to such Sponsor without the consent of such Sponsor; and provided, further, that the consent of each Sponsor shall be required for any amendment to this Section 7.5 or for any amendment to Section 7.6 of this Agreement that reduces the percentage ownership required for a Sponsor to withdraw from this Agreement.

Section 7.6            Termination. This Agreement shall automatically terminate upon the earlier of the date that the Sponsors, in the aggregate, beneficially own or hold of record, directly or indirectly, less than three percent (3%) of the then outstanding shares of Zimmer’s common stock, so long as, as of such date, all of the then-remaining shares of Common Stock beneficially owned by such Sponsors may be sold in a single transaction under Rule 144(e). Any Sponsor may withdraw from this Agreement when such Sponsor, together with its Affiliates, beneficially owns or holds of record, directly or indirectly, less than one percent (1%) of the then outstanding shares of Zimmer common stock (but for the avoidance of doubt such Sponsor may remain subject to the Stockholders Agreement). Upon the earlier of (i) a Sponsor’s withdrawal from this Agreement and (ii) the time a Sponsor no longer beneficially owns or holds of record, directly or indirectly, any shares of Common Stock, such Sponsor shall no longer be deemed a Sponsor for any purpose

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under this Agreement. No termination or withdrawal under this Agreement shall relieve any Person of liability for breach prior to such termination or withdrawal.

Section 7.7            Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

Section 7.8        WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 7.9            Merger; Binding Effect, Etc. This Agreement (along with the LLC Agreement and the Stockholders Agreement) (including, for the avoidance of doubt, Amendment No. 1 to the LLC Agreement, dated as of the date hereof) constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Sponsor or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 7.10        No Other Agreements. Each Sponsor represents and warrants that there are no other agreements among any of the Sponsor with respect to the subject matter of this Agreement.

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Section 7.11    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 7.12        Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 7.13        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Sponsor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Sponsor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation, other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Sponsor or any current or future member of any Sponsor or any current or future director, officer, employee, partner or member of any Sponsor or of any Affiliate or assignee thereof, as such, for any obligation of any Sponsor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[Signature pages follow]

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IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date first above written.

BLACKSTONE CAPITAL PARTNERS V L.P.
By: Blackstone Management Associates V L.L.C., its General Partner By: BMA V L.L.C., its Sole Member
By: /s/ Chinh Chu
Name: Chinh Chu Title: Senior Managing Director
BLACKSTONE CAPITAL PARTNERS V-AC L.P.
By: Blackstone Management Associates V L.L.C., its General Partner By: BMA V L.L.C., its Sole Member
By: /s/ Chinh Chu
Name: Chinh Chu Title: Senior Managing Director
BCP V-S L.P.
By: Blackstone Management Associates V L.L.C., its General Partner By: BMA V L.L.C., its Sole Member
By: /s/ Chinh Chu
Name: Chinh Chu Title: Senior Managing Director
BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.
By: BCP V Side-by-Side GP L.L.C., its General Partner
By: /s/ Chinh Chu
Name: Chinh Chu Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.
By: Blackstone Family GP L.L.C., its General Partner
By: /s/ Chinh Chu
Name: Chinh Chu Title: Senior Managing Director
BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.
By: BCP V Side-by-Side GP L.L.C., its General Partner
By: /s/ Chinh Chu
Name: Chinh Chu Title: Senior Managing Director
BCP V Co-Investors L.P.
By: Blackstone Management Associates V L.L.C., its General Partner By: BMA V L.L.C., its Sole Member
By: /s/ Chinh Chu
Name: Chinh Chu Title: Senior Managing Director

GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI Advisors, L.L.C., its General Partner
By: /s/ Adrian Jones
Name: Adrian Jones Title: Vice President
GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS Advisors VI, L.L.C., its General Partner
By: /s/ Adrian Jones
Name: Adrian Jones Title: Vice President
GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI Offshore Advisors, L.L.C., its General Partner
By: /s/ Adrian Jones
Name: Adrian Jones Title: Vice President
GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS Advisors VI, L.L.C., its Managing Limited Partner
By: /s/ Adrian Jones
Name: Adrian Jones Title: Vice President
GOLDMAN SACHS BMET INVESTORS, L.P.
By: GS BMET ADVISORS, L.L.C., as General Partner
By: /s/ Adrian Jones
Name: Adrian Jones Title: Vice President

GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.
By: GS BMET OFFSHORE ADVISORS, INC., its General Partner
By: /s/ Adrian Jones
Name: Adrian Jones Title: Vice President
PEP BASS HOLDINGS LLC
By: GSAM GEN-PAR, L.L.C., its Manager
By: /s/ Jonathan Snider
Name: Jonathan Snider Title: Authorized Signatory
PRIVATE EQUITY PARTNERS 2004 DIRECT INVESTMENT FUND LP
By: GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C., as General Partner
By: GSAM GEN-PAR, L.L.C., its Managing Member
By: /s/ Jonathan Snider
Name: Jonathan Snider Title: Authorized Signatory
PRIVATE EQUITY PARTNERS 2005 DIRECT LP
By: GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS, L.L.C., as General Partner
By: GSAM GEN-PAR, L.L.C., its Managing Member
By: /s/ Jonathan Snider
Name: Jonathan Snider Title: Authorized Signatory

PRIVATE EQUITY PARTNERS IX- DIRECT LP
By: GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS, L.L.C., as General Partner
By: GSAM GEN-PAR, L.L.C., its Managing Member
By: /s/ Jonathan Snider
Name: Jonathan Snider Title: Authorized Signatory
GS LVB CO-INVEST, L.P.
By: GS LVB ADVISORS, L.L.C., as General Partner
By: /s/ Adrian Jones
Name: Adrian Jones Title: Vice President

KKR BIOMET, LLC
By: /s/ William Janetschek
Name: William Janetschek Title: Vice President

TPG PARTNERS IV, L.P.
By: TPG GenPar IV, L.P., its general partner By: TPG GenPar IV Advisors, LLC, its general partner
By: /s/ Clive D. Bode
Name: Clive D. Bode Title: Vice President
TPG PARTNERS V, L.P.
By: TPG GenPar V, L.P., its general partner By: TPG GenPar V Advisors, LLC, its general partner
By: /s/ Clive D. Bode
Name: Clive D. Bode Title: Vice President
TPG FOF V-A, L.P.
By: TPG GenPar V, L.P., its general partner By: TPG GenPar V Advisors, LLC, its general partner
By: /s/ Clive D. Bode
Name: Clive D. Bode Title: Vice President
TPG FOF V-B, L.P.
By: TPG GenPar V, L.P., its general partner By: TPG GenPar V Advisors, LLC, its general partner
By: /s/ Clive D. Bode
Name: Clive D. Bode Title: Vice President

TPG LVB CO-INVEST LLC
By: TPG GenPar V, L.P., its managing member By: TPG GenPar V Advisors, LLC, its general partner
By: /s/ Clive D. Bode
Name: Clive D. Bode Title: Vice President
TPG LVB CO-INVEST II LLC
By: TPG GenPar V, L.P., its managing member By: TPG GenPar V Advisors, LLC, its general partner
By: /s/ Clive D. Bode
Name: Clive D. Bode Title: Vice President